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                                                              Exhibit 99(c)

                                                            August 29, 1994



                         Reconfiguration Agreement


                  Martin Marietta Corporation ("Martin Marietta"), Parent Corporation ("Parent") and General Electric Company ("GE") agree as follows:

                  1. GE has been furnished with a copy of the Agreement and Plan of Reorganization, dated as of August 29, 1994 (as such Agreement is effect on the date hereof, the "Agreement"), among Parent, Martin Marietta and Lockheed Corporation ("Lockheed"). GE's management agrees to support the transactions contemplated by the Agreement and to recommend to GE's Board of Directors that (x) GE's shares of Martin Marietta Preferred Stock be voted in favor thereof and (y) GE not assert any appraisal or dissenter's rights under the General Corporation Law of Maryland in connection with the transactions set forth in the Agreement.

                  2. (a) GE acknowledges that the Atlantic Sub Merger is intended to qualify for pooling of interests accounting treatment, and confirms as of the date hereof and with respect to the period beginning on the date hereof and ending at such time following the Merger Date as results covering at least 30 days of combined operations of Parent, Martin Marietta and Lockheed have been published by Parent (which results will be published by Parent as promptly as is practicable), that, except pursuant to the Transaction Documents (as defined in the Transaction Agreement dated November 22, 1992, as amended, among GE, Martin Marietta and Martin Marietta Technologies, Inc. ("Technologies")) or any transactions contemplated thereby (collectively, the "Excepted Transactions"), it will not sell, exchange or otherwise dispose of any shares of Martin Marietta Preferred Stock (or the Martin Marietta Common Stock into which it is convertible) or the Parent Preferred Stock (including the Parent Common Stock into which it will be convertible) to be received by it in connection with the Atlantic Sub Merger.

                      (b) GE acknowledges that the Atlantic Sub Merger is intended to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and confirms as of the date hereof that, except for the Excepted Transactions, (i) it is not a party to any agreement to sell, exchange or otherwise dispose of any shares of Martin Marietta Preferred Stock (or the Martin Marietta Common Stock into which it is convertible) or the Parent Preferred Stock (including the Parent Common Stock into which it will be convertible) to be received by it in connection with the Atlantic Sub Merger at any time and (ii) it has no plan or intention to sell, exchange or otherwise dispose of any such shares. In addition, GE confirms that, as of the date hereof, it has no plan or intention to sell any Martin Marietta Preferred Stock, Martin Marietta Common Stock, Parent Preferred Stock or Parent Common Stock in connection with a written demand on Martin Marietta or Parent to register any shares of such stock under the Securities Act of 1933, as amended. At the time of the closing of the Mergers, GE will confirm the accuracy of the foregoing representations as of such time.

                  3. Unless and until there has been a Final Determination (as defined in Section 1313(a) of the Code) or any other event which finally and conclusively establishes the amount of any liability for taxes to the contrary, GE, for all tax purposes including all tax returns and any
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tax controversies, will (and will cause any affiliate or successor to its assets or businesses to) treat the Mergers as qualifying under Section 351(a) of the Code; provided that nothing herein will require GE or any such successor or affiliate to take any position for which, in GE's reasonable judgment, there is no reasonable basis in fact or law.

                  4. Martin Marietta, Parent and GE acknowledge and agree that, from and after the Merger Date, and without any further act on the part of any party, the Standstill Agreement between GE and Martin Marietta shall continue in full force and effect, except that, effective as of the Merger Date, the Standstill Agreement is hereby amended as follows: (i) any reference therein to (A) "Parent", shall be a reference to Parent and
(B) "Preferred Stock" shall be a reference to Parent Preferred Stock, (ii) any reference to "Initial Issuance Date for the Preferred Stock" in Article VI thereof shall be a reference to April 2, 1993, (iii) the Standstill Agreement shall be terminated as to Martin Marietta, and (iv) the clause "five percent (5%)" in Section 2.01 of the Standstill Agreement shall be amended to read "two and one-half percent (2 1/2%)." Without limiting the generality of this Section 4, from and after the Merger Date, and without any further act on the part of any party, (i) Parent shall assume and be obligated to perform all obligations of "Parent" under the Standstill Agreement and (ii) the representations and warranties set forth in Section
1.02 of the Standstill Agreement shall be deemed to be made by Parent.
From and after the Merger Date, the number of directors to be designated by GE under Section 3.02 of the Standstill Agreement shall be two.

                  5. Parent agrees that from and after the Merger Date, and until the later of (a) the date on which GE ceases to hold Parent Preferred Stock with a liquidation value of at least $250,000,000 and
(b) April 2, 1998, (i) it will not sell or otherwise transfer its interests in Martin Marietta or Technologies other than for fair value (determined in the good faith judgment of the Board of Directors of Parent) and (ii) it will not permit Martin Marietta or Technologies to become subject to or bound by, or otherwise cause or suffer to exist or become effective, any direct or indirect restriction on the ability of Martin Marietta or Technologies to pay dividends or make any other distributions to Parent.

                  6. Parent and Martin Marietta jointly and severally represent and warrant to GE that (i) the execution, delivery and performance by Parent and Martin Marietta of this Agreement and the Tax Indemnification Agreement among the parties hereto dated the date hereof (the "Tax Agreement") and the consummation by Parent and Martin Marietta of the transactions contemplated by this Agreement and the Tax Agreement to be performed by Parent or Martin Marietta, as the case may be, are within the corporate powers of Parent or Martin Marietta, as the case may be, and have been duly authorized by all necessary corporate action on the part of Parent or Martin Marietta, as the case may be (except for any required Martin Marietta stockholder approval to be obtained in connection with the Mergers), (ii) each of this Agreement and the Tax Agreement constitutes a valid and binding agreement of Parent and Martin Marietta and (iii) upon issuance of the Parent Preferred Stock to GE in accordance with the terms of the Reorganization Agreement, the Parent Preferred Stock will have been duly authorized, duly and validly issued, fully paid and non-assessable and will have the rights, preferences, privileges and restrictions set forth in Parent's charter provisions relating to Parent Preferred Stock.

                  7. Upon consummation of the Atlantic Sub Merger and without any further act on the part of any party, Parent shall become jointly and severally liable with Martin Marietta for all of Martin Marietta's obligations set forth in (i) the Agreement Relating to Certain
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Tax Refund Claims to Be Filed by General Electric Company made as of June
14, 1994 by and among GE, Martin Marietta and Technologies and (ii) Exhibit IV to the above-mentioned Transaction Agreement, except for any such obligation to make any payment to GE.

                  Unless the transactions set forth in the Agreement have been consummated, this Agreement shall terminate and be of no further force or effect upon the earlier to occur of the termination of the Agreement and May 31, 1995.

                  This Agreement is solely for the benefit of the parties hereto, and no provision hereof shall create any third-party beneficiary rights in any person. It is understood and agreed that the provisions of this Agreement binding on GE are binding on GE exclusively and not on any of GE's affiliates (including, without limitation, any affiliates of GE within GE's Financial Services Group (as defined in the Standstill Agreement)).

                  Capitalized terms used herein and not defined are used herein as defined in the Agreement.


                                MARTIN MARIETTA CORPORATION


                                By Marcus C. Bennett
                                   -----------------------------

                                PARENT CORPORATION


                                By John E. Montague
                                   -----------------------------

                                GENERAL ELECTRIC COMPANY


                                By Pamela Daley
                                   -----------------------------